Exhibit 3.61
Translation
CONTINUOUS TEXT
of the Articles of Association
of
Hayes Lemmerz Fabricated
Holdings B.V.
With its registered office at Rotterdam,
post deed containing partial
amendments to the Articles of Association,
executed on 29 December 2004
before L.J.W.M. Schroeder,
Notary practising in Amsterdam

LSC\GFR\DPE\20041107\83649
CONTINUOUS TEXT of the Articles of Association of the limited liability company: Hayes Lemmerz Fabricated Holdings B.V., with its registered office at Rotterdam, post deed containing partial amendments to the Articles of Association, executed on 29 December 2004 before L.J.W.M. Schroeder, Notary practising in Amsterdam (certificate of incorporation number B.V. 1060810).
ARTICLES OF ASSOCIATION
NAME AND REGISTERED OFFICE
Article 1
1.	The company bears the name HAYES LEMMERZ FABRICATED HOLDINGS B.V.

2.	The company has its registered office in Rotterdam. It can have branch offices elsewhere, also outside the Netherlands.
OBJECTIVES
Article 2
1.	The company has the following objectives:
a.	incorporating, financing, participating, acquiring, disposing of, holding a shareholding in, conducting the management of, and the supervision of companies and legal entities;

b.	the provision of guarantees and the charging of the company as security or as severally liable (co-) debtor, or the assets of the company, for the benefit of companies and legal entities that the company is associated with in a group;

c.	the operation of, and the trading in trade mark rights, permits and other industrial and intellectual property rights;

d.	acquiring, hiving off, administrating and operating of register-bound goods, stocks and other property rights, and furthermore the carrying out of all that is linked in the widest sense of the term to the aforementioned, or can promote it.
2.	In striving to achieve its objective, the company will take into account the interests of the companies and legal entities with which it is associated in a group.

CAPITAL
Article 3
1.	The authorised capital of the company amounts to TWO HUNDRED THOUSAND GUILDERS (NLG 200,000), divided into two thousand (2000) shares numbered from one (1) through two thousand (2000), each share with a nominal value of one hundred guilders (NLG 100).

2.	The shares are registered shares. No share certificates will be issued.
USUFRUCT AND LIEN ON THE SHARES: CERTIFICATION
Article 4
1.	Usufruct and lien can be vested on the shares of the company.

2.	If on the vesting of usufruct it is determined that the voting right is granted to the usufructuary, he acquires this right only if the allocation of the voting right to the usufructuary, and – in the case of the assignment or transfer of the usufruct – the transfer of the voting right is approved by a unanimous vote of the General Meeting.

3.	If in the vesting of a lien it is determined that the voting right is granted to the lien holder, he acquires this right only if the allocation of the voting right to the lien holder, and – in the case of the assignment or transfer of the lien – the transfer of the voting right is approved by a unanimous vote of the General Meeting. If another person acquires the rights of the lien holder, the voting right is granted only if the transfer of the voting right is approved by a unanimous vote of the General Meeting.

4.	The shareholder who has no voting right as a consequence of a usufruct or lien vested on his shares, the usufructuaries of shares entitled to vote and the lien holders of shares entitled to vote obtain the rights that the law attributes to the holders of certificates issued with the cooperation of the company.

5.	The usufructuary and lien holder without voting rights may not obtain the rights that the law attributes to the holders of certificates issued with the cooperation of the company.

6.	The company can co-operate with the issue of registered share certificates.

7.	No bearer certificates may be issued on the shares.
REGISTER OF SHAREHOLDERS
Article 5
1.	The Executive Board maintains a register in which the following is noted:
a.	the name and address of all shareholders;

b.	the sum paid in on each share

c.	the date, the manner in which the shareholders have obtained the shares and the date of the recognition or pronouncement of the acquisition;

d.	the names and addresses of the persons with the right of usufructuary or lien on the shares,

e.	the date on which, and the manner in which, the entitled persons have acquired their usufruct or lien on the shares and the date of the recognition or pronouncement of this, with mention of whether or not they are entitled to vote;

f.	the names and addresses of holders of certificates issued with the cooperation of the company and the date on which, and the manner in which, they have acquired their certificates;

g.	the name and address of the representative as referred to in Article 6 of these Articles of Association;

h.	any release from liability for deposits not yet made.
2.	The register must be regularly updated by the Executive Board.

3.	Each shareholder, entitled to a share, usufructuary, lien holder and holder of certificates issued with the cooperation of the company is responsible for his name and address being known to the company.

4.	The Executive Board provides, on request, to a shareholder, , usufructuary, lien holder and holder of certificates issued with the cooperation of the company, free of charge, an extract from the register concerning his share entitlement. If there is a right of usufruct of lien on the share, the extract states who is entitled to the vote.

5.	The Executive Board places the register at the offices of the company for the perusal of the shareholders.

6.	The data of the register concerning shares that are not fully paid up are for the perusal of everyone; a copy or extract of these data are provided for at most the cost price.
JOINTLY OWNED SHARES
Article 6
1.	If shares, certificates or a limited right to shares belong to a community, the persons belonging to that community can exercise the rights ensuing from the shares only if they have themselves represented vis-à-vis the company by a single person appointed by them in writing. If that designation has not taken place, the rights linked to the share of the shareholders in question cannot be exercised.

2.	The name and address of the representative are recorded in the share register.

3.	The reference to certificates in this article is understood to be only to the certificates issued with the cooperation of the company.
ISSUE OF SHARES
Article 7
1.	The issue of shares, the disposal of shares in the company by the company, as well as the granting of rights to those shares is done by the Executive Board pursuant to a resolution of the General Meeting of Shareholders – hereinafter: “General Meeting” – which resolution determines the timing of the issue, the number of the shares to be issued as well as the further conditions, including the payment in full of shares in foreign currency, subject to the proviso that the shares are not issued below par.

2.	The General Meeting can transfer its authority to take the decisions referred to in the preceding clause to a different company organ and can revoke this transfer.

3.	Within fourteen (14) days of the General Meeting passing a resolution to issue shares, a written notice of this is sent by the Executive Board to all shareholders.

4.	On the issue of shares, each shareholder has a pre-emptive right according to the proportion of the joint sum of his shares, subject to the legal stipulations. The pre-emptive right is not transferable. The shareholders can exercise their pre-emptive right only by means of a written communication to the Executive Board within four (4) weeks of the dispatch of the communication referred to in the preceding clause.

5.	The issue can take place only against full payment.

6.	The company may not, with the intention of taking or obtaining shares or share certificates in its own capital, post securities, give a price guarantee, be active individually or join with others or act on behalf of others. This ban applies likewise to the subsidiaries of the company.

7.	Loans intended for taking or acquiring shares in its own capital, or share certificates in it, may be issued by the company only at most up to the sum of the distributable reserves.
TRANSFER OF SHARES
Article 8
1.	Each transfer of shares requires the approval of the General Meeting.

2.	The approval is requested of the company with the statement of the number of shares that the shareholder – hereinafter: “the transferor” – wishes to transfer and the names of the person(s) to whom he wishes to transfer the share or the shares.

3.	The approval is considered to have been granted:
a.	if within thirty (30) days no decision has been communicated to the transferor by the General Meeting;

b.	if the General Meeting does not at the same time with the refusal of the approval to the transferor give the names of one or more prospective purchasers who are willing to purchase for immediate payment all the shares to which the request refers for the value for which they have been assessed by one or more independent experts.
4.	The transfer can take place only within three (3) months of the granting of the approval, or of the date that approval is considered to have been granted.

5.	The company can be considered a prospective purchaser only with the approval of the transferor.

6.	Unless the parties agree otherwise, the price of the shares to be transferred if the transferor accepts the prospective purchaser, is determined by the accountant of the company as long as this is an independent accountant, otherwise by an expert who is appointed on the request of the first party to take action by the President of the Chamber of Commerce of the district in which the company has its registered office.

7.	The transferor is authorised to withdraw on the condition that this happens within a month of the price being communicated to him and the prospective purchaser.

8.	The costs of determining the price shall be borne by:
a.	the transferor in the case that he withdraws his offer to sell;

b.	half by the transfer and half by the prospective purchaser(s) in the case that each one contributes to the costs on the in proportion to the number of shares they have acquired ;

c.	By the company in those cases that are not covered by the stipulations under a or b above.
9.	The request for approval and all notifications, to be made pursuant to the stipulations of this article, must be done by registered letter, unless all shareholders agree unanimously otherwise.
ACQUISTION OF OWN SHARES OR SHARE CERTIFICATES
Article 9
1.	The acquisition by the company of own shares that are not fully paid up is forbidden.

2.	The company may obtain shares in its own capital only gratis or if all the following conditions are complied with:
a.	The own capital, minus the acquisition price is not less that the placed or requested portion of the capital plus the reserves that must be held pursuant to law or to the Articles of Association.

b.	The nominal sum of the shares in its own capital that are already jointly held by the company and its subsidiaries amounts to no more than half the placed capital.

c.	Authorisation is granted for the acquisition by the General Meeting or by a company organ appointed by the General Meeting.

3.	For the validity of the acquisition, the determining factor is the size of the equity according to the most recently approved balance sheet, minus the acquisition price for shares in the capital of the company and minus the payments from profits or reserves to third parties that the company and its subsidiaries owe after the balance sheet date. If after six months of the close of the financial year the annual accounts have not been approved, the acquisition in line with the preceding clause is not permitted.

4.	The preceding clauses do not apply to shares that the company obtains under a universal title.

5.	Disposal of own shares by the company takes place by virtue of a resolution of the General Meeting of Shareholders.

6.	In this article, the stipulations concerning shares apply likewise to certificates.
REDUCTION OF CAPITAL
Article 10
1.	The General Meeting can decide to reduce the placed capital by withdrawing shares or by reducing the sum of the shares by means of an amendment to the Articles of Association, subject to the law. The deposited and called portion of the capital may not be smaller than the prescribed minimum capital pertaining at the time of the resolution.

2.	A resolution to withdraw can concern only those shares that the company itself holds or of which it holds the certificates.

3.	If the General Meeting decides to reduce the sum of the shares by means of an amendment to the Articles of Association, irrespective of whether this takes place without repayment or with a partial repayment on the shares or exemption of the obligation to make a deposit – the reduction must take place proportionally on all shares. The required proportionality may be deviated from only with the unanimous agreement of all shareholders.
DELIVERY OF SHARES
Article 11
1.	For the issue after incorporation, for delivering a share, or for delivering a limited right on a share, an appropriate notarial deed of delivery with the parties concerned must be executed before a notary practising in the Netherlands.

2.	Unless the company it itself party to the delivery, the rights linked to the shares can be exercised only after the company has recognised the delivery, whether or not of its own volition, or the delivery is carried out by the company.
MANAGEMENT, APPOINTMENT, DISMISSAL AND REMUNERATION
Article 12
1.	The company is managed by an Executive Board, composed of one or more directors. The General Meeting determines the number of directors.

2.	Both natural persons and legal entities can be appointed director.

3.	In the case of a vacancy on the Executive Board, the Executive Board continues to be authorised to act.

4.	In the case of impediment or absence of all directors or of the single director, the management is conducted temporarily by the General Meeting. The stipulations in the Article of Association concerning the Executive Board and the directors apply likewise to an interim Executive Board. The interim Executive Board must convoke as soon as possible a General Meeting during which decisions can be taken concerning the appointment of one or more directors.

5.	Directors are appointed by the General Meeting and can be suspended or dismissed by the General Meeting at any time. The relevant director will be given the opportunity to account for his actions in the General Meeting, at which meeting he can be supported by an advisor.

6.	The General Meeting determines the remuneration and other terms of employment of each director.
POWER OF ATTORNEY
Article 13
1.	Subject to the other statutory stipulations, the Executive Board can grant power of attorney to one or more persons, and can grant the title of director to a person to whom the power of attorney is granted.

2.	Holders of power of attorney to whom the title of director is granted are charged with the day to day running of the operations of the company. If the title of director is granted to two or more holders of power of attorney, they arrange in mutual consultation their tasks in compliance with the guidelines of the Executive Board.
APPROVAL OF DECISIONS OF THE EXECUTIVE BOARD
Article 14
1.	If there are two or more directors, they arrange their tasks in mutual consultation.

2.	The Executive Board takes decisions by a unanimous vote. In the case of a tied vote, no decision is taken.

3.	The General Meeting is authorised to subject to its approval certain clearly delineated executive decisions as set out in a relevant resolution. The lack of approval for a decision does not diminish the representation authority of the Executive Board or the directors as stipulated in Article 15, Clause 1.

4.	The Executive Board must act in accordance with the indications of the General Meeting concerning the general lines of the financial, social and economic policy and the personnel policy.

REPRESENTATION OF THE COMPANY
Article 15
1.	The company is at all times represented by the entire Executive Board or by each director individually.

2.	If the company has a conflict of interest with one or more directors, the company can nevertheless be represented by this director. The General Meeting is always authorised to appoint one or more other persons to this end.

3.	Legal acts of the company vis-à-vis the holder of all the shares in the capital of the company with the company being represented by this shareholder, shall be set down in writing.

4.	For the application of the preceding clause, the shares held by the company or its subsidiaries are not counted. The stipulation of the preceding clause does not apply to legal acts that according to the agreed conditions belong to the normal business operations of the company.
GENERAL MEETING
Article 16
1.	The Annual General Meeting is held at the very latest in the sixth month following the close of the financial year.

2.	The agenda of that meeting mentions at least the following items:
a.	The discussion of the annual accounts, and insofar as stipulated by law, the annual report and the other data;

b.	Approval of the annual accounts:

c.	Approval of the distribution of profits;

d.	The appointment of a person as substitute of a member director in the case that the latter is absent or impeded;

e.	Doing all else as stipulated by the law.
3.	Extraordinary General Meetings are held as often as one of the directors consider such desirable or one or more shareholders jointly representing one-tenth of the placed capital request such in writing with a precise statement of the topics to be dealt with. In the latter case, the Executive Board is obliged to ensure that the meeting is held within six weeks of the receipt of the request.

4.	If the General Meeting is not held within six (6) weeks of the request being received, the persons requesting – subject to the law and the Articles of Association – are authorised to convene a General Meeting themselves without needing the authorisation for this from the President of the Court.
LOCATION AND CONVOCATION
Article 17
1.	The General Meetings are held at the location of the registered office of the company.

2.	All shareholders, usufructuaries with voting rights, lien holders with voting rights and holders of certificates issued with the cooperation of the company must be invited to a General Meeting.

3.	The convocation is done by the Executive Board by means of letters address to the addresses listed in the share register.

4.	In addition to the location, date and time of the meeting, the letters also mention the topics to be dealt with.

5.	The convocation takes place not later than the fifteenth day before the meeting.
CHAIRMANSHIP, MINUTES
Article 18
1.	The General Meeting chooses its own chairman.

2.	Minutes are taken of the matters dealt with in the General Meeting in which the resolutions passed by a the General Meeting are annotated, which minutes are signed by the chairman of the meeting and by a person appointed by him.
MEETING ENTITLEMENT
Article 19
1.	All shareholders, usufructuaries with voting rights, lien holders with voting rights and holders of certificates issued with the cooperation of the company are entitled to attend a General Meeting and to speak. This entitlement is allotted furthermore to each director who is not suspended and to any person who is invited by the chairman of the meeting in question to attend the General Meeting or a part of it.

2.	All shareholders, usufructuaries with voting rights, lien holders with voting rights and holders of certificates issued with the cooperation of the company can have themselves represented at the meeting by attorney-in-fact – this including authorisation granted by telex, fax or telegram.
DECISION MAKING
Article 20
1.	Each share grants entitlement to the exercise of one vote.

2.	All resolutions are passed by an absolute majority of the votes cast, unless these Articles of Association stipulate otherwise.

3.	Blank votes or invalid votes are considered not to have been cast.

4.	Voting is verbal concerning matters and in writing in the form of sealed notes, and anonymous, in the case of persons.

5.	In the case of a tied vote, the proposal is rejected.

6.	If in the voting on persons, no-one obtains the absolute majority on the first ballot, a second ballot is held. If then also there is no absolute majority, a third ballot is held between the two persons who have obtained most votes. If necessary an interim ballot decides which two people participate in the third ballot. In the case of a tied vote in the third ballot, the lot drawn by the chairman of meeting decides.

7.	All proposals can be accepted by acclamation if none of the persons entitled to vote oppose this.

8.	No vote can be cast by a share that belongs to the company or to a subsidiary.

9.	In determining the extent to which the shareholders vote or are present or represented, or the extent to which the share capital is represented, no account is taken of shares in respect of which it is stipulated that no vote can be cast.
DECISION MAKING IN THE CASE OF THE PRESENCE OF THE ENTIRE PLACED CAPTIAL, DECISION MAKING
OUTSIDE A MEETING
Article 21
1.	The General Meeting can, as long as it is by unanimous vote, take decisions concerning the topics on the agenda as long as all shareholders are present, even if the stipulations concerning location and convocation of the meeting have not been observed.

2.	Unless there are holders of certificates issued with the cooperation of the company, the shareholders, usufructuaries entitled to vote and lien holders entitled to vote can take decisions also outside the meeting, as long as all shareholders have stated their support for the proposal in writing, by telegram, or by telex/fax.

3.	If pursuant to the preceding clauses of this article, a decision is taken, the persons who have taken that decision must inform the Executive Board immediately concerning that decision.
FINANCIAL YEAR, ANNUAL ACCOUNTS, DISCHARGE
Article 22
1.	The financial year of the company runs from the First of February to the Thirty-First of January of the following year.

2.	Within five (5) months of the close of the financial year, subject to an extension of this period by at most six (6) months by the General Meeting due to exceptional circumstances, the Executive Board compiles the annual accounts composed of the balance sheet and profit and loss account and notes to the accounts.

3.	The annual accounts are signed by all directors; if a signature is missing, the reasons for this are stated.

4.	From the day of convocation to the General Meeting of Shareholders called to discuss the annual accounts, until the close of this meeting, the annual accounts together with documentation stipulated by law are available at the offices of the company for perusal by its shareholders, usufructuaries of shares entitled to vote, its lien holders entitled to vote and holders of certificates issued with the cooperation of the company and each of these may obtain a copy free of charge.

5.	The General Meeting is always authorised to appoint an auditor and in cases in which the law prescribes that it is obligatory an expert as referred to in Article 393 Book 2 of the Dutch Civil Code, in order to audit the annual accounts compiled by the Executive Board and to issue a statement concerning the accounts. The General Meeting can dismiss the accountant or other expert at any time.

6.	The annual accounts are approved by the General Meeting.

7.	The approval without reservation of the annual accounts by the General Meeting counts as the release from liability of the directors in respect of their management during the financial year, to the extent that this management or the results of it are contained in the annual accounts, all this subject to the restrictions imposed by law.
PROFIT APPROPRIATION
Article 23
1.	The profits are at the free disposal of the General Meeting.

2.	The company can pay out the relevant profits to the shareholders and other persons entitled only to the extent that equity is greater than the called-up portion of the capital plus the reserves that must be held pursuant to the law.

3.	The distribution of profits takes place after the approval of the annual accounts according to which such appears permissible.

4.	The company may pay out interim profits to the extent that the stipulations of clause 2 are complied with.

5.	The General Meeting may decide that (interim) payments are made fully or partially in a form other than cash.

6.	On shares, no profits for the company are paid out.

7.	The claim to payment of a dividend lapses after five (5) years.
AMENDMENT TO THE ARTICLES OF ASSOCIATION AND WINDING UP
Article 24
1.	A decision to amend the Articles of Association or to wind up the company can be taken only by the General Meeting with a majority of at least two-thirds of the votes cast at a meeting at which at least three-quarters of the placed capital is present.

2.	If the required percentage of the placed capital is not represented at the meeting, a new meeting shall be convoked for a date that is a minimum of thirty (30) and a maximum of sixty (60) days after the first meeting, which meeting irrespective of the percentage of representation of the placed capital can take valid decisions, as long as there is a majority of two-thirds of the votes cast.

3.	In the convocation of a General Meeting at which a proposal to amend the Articles of Association is on the agenda, the text of the proposed amendment to the Articles of Association is stated. The text is also available for the perusal of the shareholders at the offices of the company from the day of convocation until after the meeting.
LIQUIDATION
Article 25
1.	After the winding up of the company, liquidation shall take place by the Executive Board unless the General Meeting decides otherwise.

2.	The General Meeting sets the fee of the liquidators.

3.	During the period of liquidation, the stipulations of the Articles of Association remain in force as far as possible with the proviso that what is stipulated for the Executive Board applies likewise to the liquidators.

4.	All that remains after the settlement with the creditors is paid out to the shareholders in proportion to the number of shares they hold.

5.	The books and documents of the company shall remain in the custody of a person appointed to this end by the General Meeting for the period prescribed by law.

ISSUED AS A CONTINUOUS TEXT By Alexander Joannes Wiggers, Junior
Notary, as the deputy of Leo Johannes
Willem Marie Schroeder, Notary practising
in Amsterdam.
Today, 4 January 2005
(seal) (signature)